Exhibit 99.1

         BELO REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR 2005

    DALLAS, Feb. 9 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) today reported net earnings per share for the fourth quarter and full-year 2005 of $0.36 and $1.12, respectively, compared with $0.46 and $1.13, respectively, for the fourth quarter and full-year 2004.

    Fourth quarter 2004 earnings include a pre-tax severance charge of $2.1 million, which equates to $1.3 million on an after-tax basis or $0.01 per share. Full-year 2004 results include special items totaling $0.21 per share.

    In the fourth quarter of 2005, had Belo expensed stock-based compensation, pro forma net earnings per share would have been $0.35 compared to the $0.36 reported today. Pro forma net earnings per share in the fourth quarter of 2004 would have been $0.45 compared to the reported net earnings per share of $0.46. The pro forma effect of expensing stock-based compensation would have been $0.06 per share for the full-year 2005 and $0.07 per share for full-year 2004. Effective January 1, 2006, the Company began expensing stock-based compensation in accordance with the new accounting rules.

    2005 in Review
    Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "Belo's financial performance in 2005 was solid, achieving record revenues for a non-political year. In the Newspaper Group, revenue momentum built during the year, with each quarter's advertising revenue exceeding the previous quarter. The Dallas Morning News finished the year with fourth quarter ad revenues up mid-single digits versus the prior year. The Morning News launched several new products in 2005 that are reaching targeted demographics and attracting new advertisers. Industry-leading ad revenue growth at The Providence Journal and The Press-Enterprise led to record revenue levels at both newspapers in 2005.

    "Television Group local spot revenue, national spot revenue and total spot revenue excluding political accelerated in the second half of the year as compared to the first half. For full-year 2005, 12 of Belo's 19 television stations posted record revenues for a non-political year, with five of these stations achieving their highest revenues ever. When final market revenue audits are received for 2005, we expect to have maintained or increased our share of market television revenue in 10 of 15 Belo television markets, even with the absence of meaningful political spending.

    "In 2005, we integrated the Web sites of Belo operating units into their legacy businesses, and interactive revenues hit record levels, growing almost 40 percent in 2005 versus 2004. Significant increases were noted in all major online categories including display, with classifieds leading the way, up 56 percent.

    "Overall, Belo enters 2006 with significant operating momentum."
    Effective with the fourth quarter of 2005, Belo combined the results of the Other segment, which primarily reflected the Company's cable news operations, into the Television Group. The name of the combined segment remains the "Television Group".

    Consolidated
    Belo's fourth quarter 2005 consolidated revenue decreased less than one percent to $411 million versus the fourth quarter of 2004, while full-year 2005 revenue increased 0.4 percent to $1.52 billion, as compared to full-year 2004. Political revenues were $25 million and $46 million less than the prior year for the fourth quarter and full-year of 2005, respectively, while lost revenue related to Hurricane Katrina, and to a lesser extent, Hurricane Rita, is estimated at $4.3 million for the fourth quarter and $7.2 million for the full year. Fourth quarter and full-year 2005 consolidated revenue include increases in circulation revenue associated with the change in distribution methods at The Dallas Morning News of $6.2 million and $11.4 million, respectively. Full-year 2004 revenue included a $20 million reduction in revenue associated with The Dallas Morning News' advertiser plan.

    Consolidated EBITDA decreased 16 percent in the fourth quarter of 2005 and
2.5 percent for full-year 2005. Operating costs and expenses increased 5.8 percent in the fourth quarter of 2005, including an increase of $6.4 million in circulation expenses resulting from the change in distribution methods at The Dallas Morning News and an incremental $3.7 million to support the Company's advertising and promotion initiatives. Full-year operating costs and expenses increased only 2.7 percent, with most of the increase attributable to $14.3 million in circulation expenses at The Dallas Morning News, $9.0 million in planned incremental advertising and promotion initiatives, and $4.1 million in costs related to Hurricanes Katrina and Rita.

    Television Group
    Television Group revenue decreased 6.6 percent in the fourth quarter, with an estimated $4.3 million in lost revenue at WWL-TV in New Orleans due to Hurricane Katrina. Local and national spot revenues increased 7.2 percent and
6.1 percent, respectively. Spot revenue excluding political increased 6.8 percent, while spot including political decreased 7.6 percent. Political revenues were $3.3 million in the fourth quarter of 2005 compared to $28.5 million in the fourth quarter of 2004. For the full-year 2005, Television Group revenues decreased 5.1 percent with a six percent decrease in spot revenue. Lost revenue related to the hurricanes is estimated at $7.2 million for the full year. Full-year 2005 political revenues were $7.3 million compared to $53 million for full-year 2004. Excluding political revenues, local and national spot revenues increased 0.5 percent and 1.4 percent, respectively. Advertising revenues from Belo's Television Group Web sites increased 22 percent in the fourth quarter and 31 percent for the full year.

    Television Group operating expenses decreased 0.1 percent in the fourth quarter of 2005 versus last year with a decrease in segment EBITDA of 14 percent and a decrease in earnings from operations of 16 percent. For the full-year, the Television Group's operating expenses decreased 0.3 percent while segment EBITDA decreased 12 percent and earnings from operations decreased 14 percent.

    Newspaper Group
    Fourth quarter and full-year total revenue comparisons for the Newspaper Group were affected by increases in circulation revenue of $6.2 million and $11.4 million, respectively, resulting from the change in distribution methods at The Dallas Morning News. Advertising revenue comparisons were not affected by these items.

    Newspaper Group total revenues increased 4.9 percent in the fourth quarter of 2005. Advertising revenues increased 4.2 percent compared to the fourth quarter of 2004 with a 4.4 percent increase at The Dallas Morning News, a 6.5 percent increase at The Providence Journal and a one percent increase at The Press-Enterprise. Advertising revenues associated with the Newspaper Group's Web sites increased 38 percent versus the fourth quarter of the prior year. For the full-year, Newspaper Group total revenue increased 5.6 percent with a 2.6 percent increase in advertising revenue and a 54 percent increase in Web site advertising revenue.

    Retail revenue decreased four percent in the fourth quarter and general revenues were down 1.1 percent. Classified revenues increased 10 percent in the fourth quarter with a 19 percent increase in classified real estate revenue, a 13 percent increase in classified employment revenue and a decrease of less than one percent in classified automotive.

    Newspaper Group operating expenses increased 10 percent versus the fourth quarter of 2004, including a $6.4 million increase in circulation expenses at The Dallas Morning News, $2.8 million related to advertising and promotion initiatives, primarily at The Dallas Morning News, and a 9.2 percent increase in newsprint expense. All other Newspaper Group operating costs increased about four percent in the fourth quarter. Fourth quarter Newspaper Group segment EBITDA and earnings from operations decreased 14 percent and 17 percent, respectively. For full-year 2005, operating costs and expenses at the Newspaper Group increased 4.9 percent including $14.3 million in incremental circulation expenses. Segment EBITDA for the Newspaper Group increased 5.4 percent for full-year 2005, with earnings from operations up 9.2 percent.

    Corporate operating expenses increased 4.2 percent in the fourth quarter and
1.8 percent for 2005 as compared to the fourth quarter and full-year 2004.

    Belo's total depreciation and amortization expense decreased 1.6 percent in the fourth quarter of 2005 and 2.3 percent for the full-year. Other income (expense), net, improved slightly in the fourth quarter, but was up significantly for the full-year 2005 due to the discontinuation in July 2004 of the cable news joint ventures with Time Warner in Charlotte, Houston and San Antonio.

    Long-term debt at December 31, 2005, was $1.24 billion, up $75 million from December 31, 2004. Capital spending in the fourth quarter and full-year was $58 million and $87 million, respectively. The Company repurchased 3.3 million shares in the fourth quarter for a total of $73 million. For the full-year 2005, the Company repurchased 7.9 million shares, seven million shares more than stock options exercised. Interest expense increased $556,000, or 2.5 percent, in the fourth quarter. Belo's leverage ratio, as defined in the Company's bank agreement, was 3.1 times at December 31, 2005.

    Circulation Update
    At the December Media Week conferences, the Company noted that circulation for the six months ending March 31, 2006 at The Dallas Morning News should be approximately equal to March 2005, even with continued process re-engineering. The Company also noted then that it was assessing third-party barter circulation at all Belo newspapers, as well as same-day delivery of The Dallas Morning News to cities outside the greater Dallas/Fort Worth area.

    Effective April 1, 2006, third-party barter circulation will be eliminated from reported circulation figures at all Belo newspapers. Other third-party initiatives and bonus days may be undertaken by Belo newspapers subject to a Company guideline that will limit these activities to a benchmark of 3.5 percent of a newspaper's overall reported circulation. In addition, The Dallas Morning News will cease distribution to areas approximately 200 miles or more outside of the Dallas/Fort Worth DMA, with the exception of Austin, the capital city of Texas. Dallas Morning News readers in these outlying areas will be encouraged to migrate to DallasNews.com or other electronic versions of the paper, and The Dallas Morning News will be available to them by mail.

    These decisions allow Belo's newspapers to focus on the home delivery and single copy circulation that matters most to advertisers. Advertisers have clearly stated that they are most interested in consumer-paid distribution. Moreover, Newspaper Group segment EBITDA will improve an estimated $5 to $6 million from April through December 2006 due to related cost savings, most of which were built into the Company's projections for 2006. On an annualized basis, the projected cost savings are $7 to $8 million.

    At The Dallas Morning News, elimination of outlying and third-party barter circulation and the 3.5 percent Company benchmark for other third-party and bonus days circulation will reduce reported circulation by approximately 7.5 percent daily and 6.5 percent Sunday for the September 2006 reporting period. Approximately 15,000 daily and 17,000 Sunday papers delivered to outlying areas and 18,000 daily and 24,000 Sunday papers distributed through third-party arrangements will be eliminated. The March 2007 reporting period will also be affected by these changes.

    The Providence Journal, which began reducing third-party barter circulation during the current reporting period, will show a decrease in third-party barter circulation of two percent Sunday (approximately 5,000 papers) for the March 2006 reporting period. The September 2006 reporting period will fully reflect the impact of the changes, resulting in a decrease of about 700 papers daily, or less than one percent, and 11,000 papers Sunday, or approximately five percent. The March 2007 period will reflect the remaining incremental impact for March circulation reporting periods. The Journal's total circulation for the March 2006 period is expected to decline about three percent daily and six percent Sunday. The additional declines are related to the newspaper's decision to reduce Newspaper in Education (NIE) sponsored programs and softer-than-anticipated single copy sales.

    Circulation at The Press-Enterprise is not expected to be affected by the announced changes in third-party arrangements. Total reported circulation at The Press-Enterprise for the March 2006 period is expected to decrease about one percent daily and increase about two percent Sunday.

    Non-GAAP Financial Measures
    A reconciliation of Consolidated EBITDA to net earnings is set forth in an exhibit to this release.

    First Quarter 2006 Outlook
    Regarding Belo's outlook for the first quarter of 2006, Decherd said, "Belo's Television Group spot revenues increased about four percent in January versus the prior year. Excluding WWL-TV in New Orleans, spot revenues would have been up 5.6 percent. Including WWL, the Television Group's spot revenues are pacing up high-teens in February due in part to incremental revenue from the Super Bowl and the Winter Olympics. For the first quarter overall, we currently expect Television Group spot revenue to increase in the mid-to-high single digits. Excluding WWL, we would expect first quarter spot revenues to increase high-single digits. In addition, we expect revenues associated with the Television Group's Web sites to increase from $2.3 million in the first quarter of 2005 to approximately $3.5 million in the first quarter of 2006.

    "We are encouraged by pacings within the Newspaper Group and expect solid revenue growth for the first quarter. We currently expect ad revenue for the Newspaper Group to increase in the mid-to-high single digits, with increases of approximately five percent in January, mid-to-high single digits in February and high-single digits in March.

    "As we noted at the December Media Week conferences, first quarter results will be affected by the recording of circulation revenues and expenses related to the change in distribution methods at The Dallas Morning News, the timing of expenses versus last year, and expenses related to new products. The increase in circulation expenses at The Morning News will affect expenses throughout 2006, with the greatest effect in the first and second quarters. First quarter operating costs include approximately $7 million in incremental distribution expenses.

    "The first quarter will also include almost $3 million in incremental stock-based compensation that we began expensing in January 2006 in accordance with the new accounting rules. Advertising and promotion spending that began in the third quarter of 2005 will be spent more evenly throughout the year in 2006, increasing this expense in the first quarter relative to 2005. New products at The Dallas Morning News launched in the third quarter of 2005 will result in higher expenses in the first quarter of 2006 relative to 2005, including personnel costs and consumption of newsprint, ink and supplies.

    "Excluding these expenses, consolidated operating costs and expenses are expected to increase low-to-mid single digits, even with significantly higher energy and medical insurance costs. On a reported basis, operating costs and expenses are expected to increase in the low-double digits for the first quarter. As we stated in December, full-year 2006 expenses should increase mid-to-high single digits on a reported basis and mid-single digits excluding the incremental circulation expenses."

    Belo plans to issue a press release providing greater detail about first quarter projections, including an estimate of first quarter earnings per share, in late February. The Company will also continue to provide information on operating trends in its monthly statistical reports.

    A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CST this afternoon. The conference call will be simultaneously Webcast on the Company's Web site (http://www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo's Web site. To access the listen-only conference lines, dial 1-800-288-8968. A replay line will be open from 4:30 p.m. CST on February 9 until 11:30 p.m. CST on February 16. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 816277.

    About Belo
    Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,700 employees and $1.5 billion in annual revenues, Belo operates in some of America's most dynamic markets in Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo's daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Dia in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

    Statements in this communication concerning Belo's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings or other financial and non-financial items that are not historical facts, are "forward-looking statements" as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

    Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the recovery of the New Orleans market from the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo's other public disclosures, and filings with the Securities and Exchange Commission ("SEC") including the Annual Report on Form 10-K.

    Belo Corp.
    Guidance as of 2/9/06

    Item                                   Guidance
    -----------------------------------    -------------------------------------
    FIRST QUARTER 2006
    Newspaper Group
    Newspaper Group advertising revenue    Expected to increase in the
                                           mid-to-high single digits

    Television Group
    Television Group spot revenue          Expected to increase in the
                                           mid-to-high single digits

    Other Items
    Incremental circulation expense        Expected to be about $7 million
    Incremental stock-based
     compensation                          Expected to be almost $3 million
    Total operating costs and expenses     Expected to increase low-double
                                           digits

    FULL-YEAR 2006
    Total operating costs and expenses     Expected to increase mid-to-high
                                           single digits

Consolidated Statements of Earnings
BELO

                                                 Three months ended                Twelve months ended
                                                    December 31,                      December 31,
In thousands, except per share amounts     -------------------------------   -------------------------------
 (unaudited)                                    2005             2004             2005            2004
----------------------------------------   --------------   --------------   --------------   --------------
Net Operating Revenues                     $      410,749   $      414,102   $    1,521,234   $    1,515,752

Operating Costs and Expenses
  Salaries, wages and
   employee benefits                              135,242          138,280          544,806          556,376
  Other production,
   distribution and
   operating costs                                125,275          107,088          441,680          401,759
  Newsprint, ink and
   other supplies                                  38,804           35,710          142,911          137,283
  Depreciation                                     21,653           22,019           87,511           89,674
  Amortization                                      2,087            2,119            8,380            8,476
    Total operating costs
     and expenses                                 323,061          305,216        1,225,288        1,193,568
                                                        -                -                -                -
    Earnings from
     operations                                    87,688          108,886          295,946          322,184

Other income and expense
  Interest expense                                (22,956)         (22,400)         (91,004)         (90,164)
  Other income (expense),
   net (1)                                            653              411            2,018          (16,219)
    Total other income
     and expense                                  (22,303)         (21,989)         (88,986)        (106,383)
                                                        -                -                -                -
Earnings
  Earnings before income
   taxes                                           65,385           86,897          206,960          215,801
  Income taxes                                     25,459           33,403           79,272           83,305

    Net earnings                           $       39,926   $       53,494   $      127,688   $      132,496
                                                        -                -                -                -
Net earnings per share
  Basic                                    $          .37   $          .47   $         1.14   $         1.15
  Diluted                                  $          .36   $          .46   $         1.12   $         1.13

Average shares
 outstanding
  Basic                                           109,204          114,754          112,104          115,036
  Diluted                                         110,208          116,541          113,552          117,272

Cash dividends declared
 per share                                 $          .10   $          .10   $          .40   $         .385

    Certain amounts have been reclassified to conform to the current presentation.

    Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense).

Consolidated Condensed Balance Sheets
BELO

                                             December 31,   December 31,
In thousands                                     2005           2004
------------------------------------------   ------------   ------------
Assets
    Current assets
        Cash and temporary cash
         investments                         $     33,243   $     28,610
        Accounts receivable, net                  262,240        245,078
        Other current assets                       60,794         68,805
    Total current assets                          356,277        342,493

    Property, plant and equipment, net            534,112        536,321
    Intangible assets, net                      2,582,566      2,597,026
    Other assets                                  116,258        112,160

Total assets                                 $  3,589,213   $  3,588,000

Liabilities and Shareholders' Equity
    Current liabilities
        Accounts payable                     $     91,210   $     75,860
        Accrued expenses                           97,142        100,686
        Other current liabilities                  59,077         62,065
    Total current liabilities                     247,429        238,611

    Long-term debt                              1,244,875      1,170,150
    Deferred income taxes                         445,730        451,658
    Other liabilities                             117,698         97,929
    Total shareholders' equity                  1,533,481      1,629,652

Total liabilities and shareholders'
 equity                                      $  3,589,213   $  3,588,000
                                                        -              -

    Note: Certain amounts have been reclassified to conform to the current presentation.

Industry Segment Information
BELO
In thousands (unaudited)

                                         Three months ended December 31, 2005
                       ------------------------------------------------------------------------
                                           Net        Operating       Earnings     Depreciation
                                       Operating      Costs and     (Loss) from        and
                        EBITDA (1)      Revenues       Expenses      Operations    Amortization
                       ------------   ------------   ------------   ------------   ------------
Television
 Group                 $     80,810   $    191,638   $    121,904   $     69,734   $     11,076
Newspaper
 Group                       46,071        219,111        183,728         35,383         10,688
Corporate                   (15,453)             -         17,429        (17,429)         1,976
                                      $    410,749   $    323,061   $     87,688   $     23,740

                                         Three months ended December 31, 2004
                       ------------------------------------------------------------------------
                                           Net        Operating       Earnings     Depreciation
                                       Operating      Costs and     (Loss) from        and
                        EBITDA (1)      Revenues       Expenses      Operations    Amortization
                       ------------   ------------   ------------   ------------   ------------
Television
 Group                 $     94,046   $    205,219   $    122,048   $     83,171   $     10,875
Newspaper
 Group                       53,711        208,883        166,445         42,438         11,273
Corporate                   (14,733)             -         16,723        (16,723)         1,990
                                      $    414,102   $    305,216   $    108,886   $     24,138

    Certain amounts have been reclassified to conform to the current presentation.

    Note 1: Belo's management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Industry Segment Information
BELO
In thousands (unaudited)

                                         Twelve months ended December 31, 2005
                       ------------------------------------------------------------------------
                                           Net        Operating       Earnings     Depreciation
                                       Operating      Costs and     (Loss) from        and
                        EBITDA (1)      Revenues       Expenses      Operations    Amortization
                       ------------   ------------   ------------   ------------   ------------
Television
 Group                 $    273,516   $    703,426   $    474,619   $    228,807   $     44,709
Newspaper
 Group                      178,377        817,808        682,543        135,265         43,112
Corporate                   (60,056)             -         68,126        (68,126)         8,070
                                      $  1,521,234   $  1,225,288   $    295,946   $     95,891

                                         Twelve months ended December 31, 2004
                       ------------------------------------------------------------------------
                                           Net        Operating       Earnings     Depreciation
                                       Operating      Costs and     (Loss) from        and
                        EBITDA (1)      Revenues       Expenses      Operations    Amortization
                       ------------   ------------   ------------   ------------   ------------
Television
 Group                 $    310,257   $    741,154   $    475,945   $    265,209   $     45,048
Newspaper
 Group                      169,246        774,598        650,679        123,919         45,327
Corporate                   (59,169)             -         66,944        (66,944)         7,775
                                      $  1,515,752   $  1,193,568   $    322,184   $     98,150

    Certain amounts have been reclassified to conform to the current presentation.

    Note 1: Belo's management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Consolidated EBITDA
BELO
In thousands (unaudited)

                                                 Three months ended
                                                     December 31,
                                             ---------------------------
                                                 2005           2004
                                             ------------   ------------
Consolidated EBITDA (1)                      $    112,081   $    133,435
Depreciation and Amortization                     (23,740)       (24,138)
Interest Expense                                  (22,956)       (22,400)
Income Taxes                                      (25,459)       (33,403)
Net Earnings                                 $     39,926   $     53,494

                                                 Twelve months ended
                                                     December 31,
                                             ---------------------------
                                                 2005           2004
                                             ------------   ------------
Consolidated EBITDA (1)                      $    393,855   $    404,115
Depreciation and Amortization                     (95,891)       (98,150)
Interest Expense                                  (91,004)       (90,164)
Income Taxes                                      (79,272)       (83,305)
Net Earnings                                 $    127,688   $    132,496

    Note 1: The Company defines EBITDA as net earnings before interest expense, income taxes, depreciation and amoritzation. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP"). Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining consolidated performance targets, senior management bonus and performance comparisons against our peer group of companies, as well as capital spending and other investing decisions. EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance.

SOURCE  Belo Corp.
    -0-                             02/09/2006
    /CONTACT: Carey Hendrickson, vice president/Investor Relations and Corporate Communications of Belo Corp., +1-214-977-6626/
    /First Call Analyst: Carey P. Hendrickson/
    /Web site:  http://www.belo.com /
    (BLC)